Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form N-14) to be filed on or about March 20, 2017, of our reports dated December 22, 2015 on the financial statements and financial highlights of Guggenheim Enhanced Equity Strategy Fund for the fiscal year ended October 31, 2015, February 26, 2016 on the financial statements and financial highlights of Guggenheim Equal Weight Enhanced Equity Income Fund and Guggenheim Enhanced Equity Income Fund for the fiscal year ended December 31, 2015 and February 28, 2017 on the financial statements and financial highlights of Guggenheim Enhanced Equity Income Fund for the fiscal year ended December 31, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
March 20, 2017